UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2026

Commission File No. 001-12257

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	95-2211612
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard
Los Angeles, California	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 937-1060

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MCY	New York Stock Exchange
Common Stock	MCY	New York Stock Exchange Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Mercury General Corporation (“Mercury General”) and its subsidiaries are primarily engaged in writing personal automobile insurance through 12 insurance subsidiaries in 11 states, principally California.

As of March 31, 2026, Mercury General had approximately 2.31 million policies in force, including 1.06 million personal auto policies, 906,000 homeowners policies and 34,000 commercial auto policies. In addition, based on internal company survey sources, Mercury General’s claims overall satisfaction score has remained over 78% for each quarter since the beginning of 2023, with an approximately 89.4% claims overall satisfaction score for the fourth quarter 2025.

The following table sets forth Mercury General’s consolidated highlights. The information presented below is a summary only and should be read in conjunction with Mercury General’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mercury General’s consolidated financial statements and the related notes included in Mercury General’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(in millions)
Net premiums earned(1)	$1,452	$1,283	$5,506	$5,075
Net premiums written(1)(2)	1,550	1,314	5,722	5,378
Direct premiums written(2)	1,573	1,445	5,983	5,501
Net income (loss)	190	(108)	541	468
Operating income (loss)(2)	194	(127)	437	398

(1)

Net premiums earned and net premiums written for the three months ended March 31, 2025 include $76 million and $127 million, respectively, of increased ceded reinsurance premiums due to Mercury General’s catastrophe reinsurance treaty limits being fully utilized and the related coverage reinstatement premiums following the Palisades and Eaton wildfires in January 2025. Net premiums earned and net premiums written for the twelve months ended December 31, 2025 include $101 million of increased ceded premiums due to the reinstatement premiums paid and recorded in the first half of 2025 to reinstate the fully exhausted reinsurance coverage layers of Mercury General’s catastrophe reinsurance treaty ending June 30, 2025 following the Palisades and Eaton wildfires in January 2025.

The following tables reconcile the most directly comparable GAAP financial measures to each of these operating measures.

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(in millions)
Net premiums earned	$1,452	$1,283	$5,506	$5,075
Change in net unearned premiums	98	31	216	303

Net premiums written	1,550	1,314	5,722	5,378

Assumed premiums written	(40)	(26)	(26)	(15)
Ceded premiums written	63	157	287	138

Direct premiums written	1,573	1,445	5,983	5,501

Net income (loss)	190	(108)	541	468

Less: Net realized investment (losses) gains	(5)	23	131	89
Tax on net realized investment (losses) gains(a)	(1)	4	27	19

Net realized investment (losses) gains, net of tax	(4)	19	104	70

Operating income (loss)(a)	194	(127)	437	398

(a)	Based on federal statutory rate of 21%.

(2)	These measures are not based on U.S. generally accepted accounting principles (“GAAP”).

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss). Operating income (loss) is net income (loss) excluding realized investment gains and losses, net of tax. Operating income (loss) is used by management along with the other components of net income (loss) to assess the Company’s performance. Management uses operating income (loss) as an important measure to evaluate the results of the Company’s insurance business. Management believes that operating income (loss) provides investors with a valuable measure of the Company’s ongoing performance as it reveals trends in the Company’s insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income (loss) highlights the results from ongoing operations and the underlying profitability of the Company’s core insurance business. Operating income (loss), which is provided as supplemental information and should not be considered as a substitute for net income (loss), does not reflect the overall profitability of the Company’s business. It should be read in conjunction with the GAAP financial results.

Net premiums earned, the most directly comparable GAAP measure to net premiums written and direct premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period net of any applicable reinsurance; direct premiums written is such a measure before any applicable reinsurance. Net premiums written and direct premiums written are designed to determine production levels and are meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2026		MERCURY GENERAL CORPORATION

	By:	/s/ Theodore Stalick
	Name:	Theodore Stalick
	Its:	Chief Financial Officer